Exhibit 4.2

MOGU INC.

Number	Class A Ordinary Shares

Incorporated under the laws of the Cayman Islands

Share capital is US$500,000 divided into

(i) 49,000,000,000 Class A Ordinary Shares of a par value of US$0.00001 each;

(ii) 500,000,000 Class B Ordinary Shares of a par value of US$0.00001 each; and

(iii) 500,000,000 shares of a par value of US$0.00001 each.

THIS IS TO CERTIFY THAT                                                                                                                             is the registered holder of                                                                             Class A Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the                 day of                 2018 by:

DIRECTOR